SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release (“Agreement”) is entered into by John DiLullo (“Employee”) and F5 Networks, Inc. (“Company” or “Employer”) on April 25, 2018.

BACKGROUND

A.    The parties agree that Employee's employment relationship with the Company will be terminated as of the Separation Date (as defined below).

B.    Employee and the Company wish to enter into an Agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C.    The Company has advised Employee of the right to consult an attorney prior to signing this Agreement and has provided Employee with up to 21 calendar days to consider its severance offer and to seek legal assistance. Employee has either consulted an attorney or voluntarily elected not to consult legal counsel and understands that this Agreement constitutes a waiver of all potential claims against the Company.

D.    This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

AGREEMENT

In consideration for the covenants herein and other valuable consideration, Employer and Employee agree as follows:

1. EMPLOYMENT SEPARATION DATE. Subject to the terms and conditions of this Agreement, Employee's employment relationship with the Company will be terminated as of May 4th, 2018 (“Separation Date”) and Employee shall until such Separation Date provide services to the Company to facilitate a smooth transition. Employee claims and shall claim no further right to employment by Employer beyond the Separation Date.

2. WAGES AND BENEFITS. Employee acknowledges that Employee has been paid all compensation, benefits, vacation and other amounts owed Employee for all time worked through the pay period immediately before the date hereof. Subject to Employees continued employment by and service to the Company, Employee will be entitled to receive his current base salary through the Separation Date. Any amounts Employee may claim for his bonuses or incentive compensation through the Separation Date are included in the payment identified in Section 3.1 below. Coverage under Employer’s group medical plan is effective through May 31, 2018 and Employer shall provide Employee with all forms and information necessary to elect continuation of such group health insurance benefits under COBRA and other applicable state and federal laws. Any funds Employee has in Employer’s 401(k) plan shall be handled in accordance with the terms and conditions of that plan. Except as otherwise provided in this Agreement, all other compensation and benefits shall cease on the Separation Date. Other than the foregoing and the amounts set forth in Section 3 of this Agreement, Employer shall owe Employee no further compensation and/or benefits. Notwithstanding anything to the contrary in this Section 2, Employer shall pay Employee the full amount of his quarter bonus for the previous calendar quarter based upon the achievement certified by the Compensation Committee of the Company. The Bonuses shall be paid to employee in accordance with the Company’s customary manner and schedule for payment of previous quarterly bonuses.

3. CONSIDERATION. In recognition of his work for Employer, and specifically to support the release and non-competition and non-solicitation provisions provided herein, Employer shall provide Employee with the following consideration contingent on Employee’s compliance with the Employee’s obligations under this Agreement and execution of a release of all claims in a form as set forth in Section 4 below as of the Separation Date:

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3.1.    Subject to final approval of the Compensation Committee of the Company’s Board of Directors, the Company shall accelerate vesting 7,301 shares of restricted stock units (RSUs) currently scheduled to vest on November 1, 2018 to the Effective Date (as defined below) as compensation and in support of the covenants and obligations herein but only after execution of this Agreement as well execution of a release of waiver and release in the form set forth in Section 4 covering actions through the Separation Date, less appropriate deductions and withholdings. The parties acknowledge that the accelerated vesting of RSUs described herein is the material item of consideration supporting this agreement, and if the Compensation Committee shall fail to approve such acceleration by the date that is seven (7) days after the date Employee signs this Agreement, then this Agreement shall be revoked.

3.2    Employer shall pay Employee the full amount of his accrued and unused Paid Time Off balance (“PTO Payment”).

Employee acknowledges and agrees that except as required by this Agreement, Employer has no obligation to provide any of the above-stated consideration. Employee further acknowledges and agrees that Employer provides the consideration set forth in this Section 3 as consideration for the covenants and releases required herein, including but not limited to the Non-Compete and Non-Solicitation obligations set forth in Section 7 below, that such payments would not be provided by Employer in the absence of this Agreement, and that such payments constitute adequate consideration for the covenants and releases set forth in or required by this Agreement. Settlement of the accelerated RSUs under paragraph 3 of this provision shall be made in the same manner as previous distributions. All consideration shall be less appropriate taxes and withholdings.

4. WAIVER AND RELEASE. Except for claims based on an alleged breach of this Agreement, Employee, on behalf of himself and Employee’s marital community, heirs, executors, administrators and assigns, expressly waives against Employer, its present and former businesses, subsidiaries and affiliates and its collective current and former officers, directors, employees, managers, agents, trustees, representatives, general and limited partners, members and attorneys (all of which are collectively referred to as “Released Parties”) any and all claims, damages, causes of action or disputes, whether known or unknown, based upon acts or omissions relating to Employee's employment or the end of Employee's employment with Employer, occurring or that could be alleged to have occurred on or prior to the execution of this Agreement; and further release, discharge and acquit Released Parties, individually and in their representative capacities, from such claims, damages, causes of action or disputes. This waiver and release includes, but is not limited to, any and all claims for wages, employment benefits, and damages of any kind whatsoever arising out of any contracts, expressed or implied; any covenant of good faith and fair dealing; estoppel or misrepresentation; discrimination or retaliation on any unlawful basis; harassment; unjust enrichment; wrongful termination or constructive discharge; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act, as amended; the Civil Rights Act of 1866; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act (“ADEA”); any state or federal wage payment statute; or any other legal limitation on the employment relationship.

Employee acknowledges that Released Parties are in no way liable for any released claims described in this Section. Employee agrees to defend and indemnify Released Parties (including payment of fees as incurred) against any such claims whether made by him or on behalf of him to the full extent permitted by law. Excluded from this Release are claims that Employee may have with regard to vested benefits under ERISA or any other claim that may not be released in accordance with law and any rights or claims that may arise after the date this Agreement is executed. Employee understands that Employee is not barred from bringing an action challenging the validity of this Agreement under the ADEA. Employee further understands that this Release does not preclude filing a charge of age discrimination with the U.S. Equal Employment Opportunity Commission.

5. NO ACTION. Employee represents and warrants that no charge, complaint, lawsuit or cause of action has been filed based on any released claim described in Section 4. If Employee is ever awarded or recovers in any forum any amount as to a claim Employee has purported to waive in this Agreement (other than under the ADEA if Employee would be allowed lawfully to pursue such a claim), such amounts shall be payable to Employer and Employee hereby assigns the right to any such amounts to Employer.

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6. COMPANY PROPERTY. Employee represents and warrants that Employee on or prior to the Separation Date will turn over to Employer all files, memoranda, keys, cellular phones, computers, pagers, and other electronic devices, credit cards, manuals, data, records and other documents, including electronically recorded documents, photographs, data, employee handbooks, and physical property that Employee received from Employer or its employees or that Employee generated in the course of Employee’s relationship with Employer. In addition, Employee must reimburse Company for any personal expenses or non-reimbursable expenses charged on his Company credit card and Company may deduct any such expenses from Employee’s final paycheck. Notwithstanding the foregoing, Employee shall be entitled to ownership of his company-provided mobile phone and the associated mobile telephone number provided that he allows the Company IT department to delete any Company information and programs from the mobile phone. The Company agrees to provide reasonable assistance necessary to transfer the mobile phone number to Employee.

7. NONCOMPETITION & NON-SOLICITATION.

7.1    Non-Competition. During the period commencing on the Separation Date and ending on the one year anniversary of the Separation Date (the “Non-Competition Period”), Employee shall not (without the prior written consent of the Employer) engage, in any; be or become an officer, director, manager, member, employee, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any Competing Business (as defined below); or contact, solicit or communicate with Employer’s customers for the benefit of a Competing Business; provided, however, that nothing in this Agreement shall prevent or restrict Employee from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares or interests of the capital stock or other equity of a Competing Business when Employee is not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; (iv) owning a passive equity interest in a private debt or equity investment fund in which the Employee does not have the ability to control or exercise any managerial influence over such fund; (v) working for a venture capital, growth equity, private equity, or similar fund that has portfolio companies and/or similar investments in a Competing Business, so long as Employee does not actively participate in the relationship between such fund and the portfolio companies and/or similar investments in a Competing Business; or (vi) any activity consented to in writing by Employer.

“Competing Business” means the following companies, including their parent, subsidiary, or affiliated companies, or their respective successors or assigns:

Citrix Systems; Radware; A10 Networks; Avi Networks; Palo Alto Networks; Fortinet; Brocade Communications Systems; Check Point Software Technologies Ltd.; Imperva; Akamai; Blue Coat Systems, Inc., NgniX, HA- Proxy, Infoblox, Arbor Networks, and Pulse Secure.

7.2    Non-Solicitation. Employee further agrees that Employee shall not during the period commencing on the Separation Date and ending on the one year anniversary of the Separation Date (the “Non-Solicitation Period”), directly or indirectly, without the prior written consent of Employer: personally or through others, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other person) any employee of Employer or any subsidiary of Employer or their respective successors or assigns, to leave his or her employment with Employer, or any subsidiary of Employer or any of their respective successors or assigns; personally or through others, induce, attempt to induce, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other person), any employee of Employer, or any subsidiary of Employer or their respective successors or assigns to engage in any activity that Employee would, under the provisions of Section 7.1 hereof, be prohibited from engaging in. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Employer or any subsidiary of Employer or their respective successors or assigns, shall not be deemed to be a breach of this Section.

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7.3    Prior Agreements Superseded. The covenants contained in Section 7 supplement the terms of the “Inventions Agreement” between the Company and Employee dated July 21, 2015 which is attached hereto as Exhibit A and incorporated by this reference. To the extent of any conflict between the terms of the Inventions Agreement and the main body of this Agreement, the terms of this Agreement will prevail.

7.4    Severability. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Employer and Employee agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

8. KNOWING AND VOLUNTARY AGREEMENT. Employee hereby warrants and represents that Employee: (1) has carefully read this Agreement and finds the manner in which it is written understandable; (2) knows the contents hereof; (3) is hereby advised to consult with an attorney regarding this Agreement and its effects prior to executing this Agreement; (4) understands that Employee is giving up certain claims, damages, and disputes known or unknown that may have arisen on or before the date of this Agreement; and (5) has been given 21 calendar days to consider whether to accept this Agreement, and (6) has signed it only after reading, considering and understanding it. If Employee signs this Agreement before the expiration of the 21-day period that he has been given to consider it, he is expressly waiving his right to consider the Agreement for any remaining portion of that 21-day period; understands its contents and its final and binding effect; and has signed the Agreement as his free and voluntary act. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by Employer or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

9.     TIME TO CONSIDER AGREEMENT. The Company is hereby advising you to consider this Agreement carefully, and to consult with an attorney of your choice or a similar advisor if you desire to do so, before signing this Agreement. In compliance with the ADEA and the Older Workers Benefit Protection Act, Employee expressly acknowledges that he has been given twenty-one (21) calendar days in which to review this Agreement before signing it.
10.     REVOCATION, REIMBURSEMENT AND EFFECTIVE DATE. Employee has the right to revoke this Agreement within seven (7) calendar days of its execution. To revoke this Agreement, Employee must hand-deliver or email the revocation to Scot F. Rogers, Executive V.P. and General Counsel at s.rogers@f5.com by no later than 5:00 p.m. Pacific time on the seventh day after Employee signs this Agreement. If Employee effectively revokes this Agreement or fails to provide an Employee executed release as referenced in Section 3 as of the Separation Date, all of the promises made by Employee and Employer through or related to this Agreement will not be effective and Employee will be required to reimburse Company for the dollar value of any consideration provided pursuant to this Agreement, including any RSUs accelerated and settled in accordance with Section 3 above, if any. This Agreement shall become effective on the eighth day after delivery of this executed Agreement by Employee to Employer, provided that Employee has not revoked the Agreement and that the conditions precedent described in this Section 10 have been met (“Effective Date”).

11.     NON-DISPARAGEMENT. Employee represent and warrant shall not, directly or indirectly, disparage, defame, or make derogatory or negative statements to any person or entity regarding .

12.     DISPUTE RESOLUTION. Any disputes under this Agreement that are not informally resolved shall be resolved through binding arbitration in Seattle, Washington by a single neutral arbitrator under the then-current rules of arbitration pertaining to employment disputes issued by the American Arbitration Association (“AAA”), except that any such arbitration shall be administered by the Judicial Arbitration & Mediation Service (“JAMS”) in Seattle, Washington. The arbitrator shall be authorized to consider and resolve any and all such claims by a motion for summary judgment. Any and all applicable statutes of limitation shall apply to claims or disputes brought in the arbitration to the same extent such statutes of limitation would apply in actions brought in state or federal court. The arbitrator shall be authorized to award the prevailing party its reasonable costs, attorneys’ fees and litigation expenses, including such amounts incurred on appeal (other than if Employee challenges the validity of this Agreement under the ADEA).

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13.     AMENDMENT. There shall be no modification of this Agreement except as may be agreed to in writing by the parties.

14.     OTHER. Employee and Employer each represent and warrant that they are the sole and exclusive owner of all of their respective claims, demands and causes of action, and that no other party has any right, title or interest whatsoever in any of the matters referred to herein, and there has been no assignment, transfer, conveyance or other disposition by Employee or Employer of any matters referred to herein. Employee has made no claim or filing with any federal, state or local agency, court or arbitration. Nothing in this Agreement is intended as or should be construed as an admission of liability or wrongdoing by any of the parties to the Agreement.

15.     PROTECTED RIGHTS. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

16. GENERAL. This Agreement shall be governed by and interpreted under the laws of the State of Washington, excluding its choice of law rules. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, it shall be interpreted to render it enforceable. If no such interpretation is possible, such provision shall be severed from the Agreement and the other provisions of this Agreement shall remain fully valid and enforceable and the remainder of the Agreement shall be interpreted to render it enforceable to the maximum extent consistent with applicable law. This Agreement shall in all respects be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. The parties acknowledge that they do not rely and have not relied upon any representation or statement made by any of the parties other than the representations and warranties expressly set forth in this Agreement. This Agreement may be executed in counterparts and such counterparts, when taken together, shall constitute one agreement.

17. TAX TREATMENT. This Agreement does not address Employee’s specific tax situation and Employee should consult with Employee’s own tax advisor. The Employer does not guarantee to Employee any tax treatment, outcome or liability, under any laws applicable to Employee, of any benefits provided under this Agreement, including, but not limited to, consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). No provision of this Agreement shall be interpreted or construed to transfer any tax liability, including any liability for failure to comply with the requirements of Code Section 409A, from Employee to the Employer. Employee hereby assumes full and sole responsibility for payment of taxes due, if any, on the consideration tendered herein and further agrees to defend, indemnify, and hold the Employer harmless from and against any loss, liability, obligation, action, cause of action, claims, demands, or other expenses of any nature whatsoever, relating to, in connection with, or arising out of the payment of said taxes and interest, and/or penalties imposed, arising out of any such tax. Further, the Employer and Employee intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Section 409A and be interpreted, operated and administered in a manner consistent with such intention.

18. ENTIRE AGREEMENT. Except for the Inventions Agreement to the extent described in Section 7.3 above, this Agreement (and the Employee executed release as referenced in Section 3 as of the Separation Date, as applicable) contains the entire understanding between Employee and Employer regarding the subject matter of this Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It supersedes entirely all prior agreements between Employee and Employer except those explicitly referenced herein or necessary for the parties to perform their obligations under this Agreement, and then such agreements shall be applicable and enforceable only to the extent necessary for the parties to perform their obligations under this Agreement.

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Employee: John DiLullo

By:	/s/ John DiLullo	Dated:	April 24, 2018
John DiLullo

Employer: F5 Networks, Inc.

By:	/s/ Scot F. Rogers	Dated:	April 25, 2018
Scot F. Rogers
Executive V.P. and General Counsel

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EXHIBIT A – CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

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